Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Services Agreement (“Agreement”) between Universal Hospital Services, Inc. (“UHS”) and Gary D. Blackford (“Consultant”) is dated December 12, 2014 and sets forth the terms and conditions pursuant to which Consultant will perform certain services to UHS.

1.                                      Services.  Consultant will personally provide the services described in Exhibit A (“Services”) to UHS as an independent Consultant to UHS.  Consultant will perform the Services in accordance with this Agreement and all applicable laws and regulations and in a professional manner consistent with the highest industry standards.  Consultant will cease to be eligible to perform the Services upon exclusion, debarment or suspension from participation in federal or state health care programs or in other programs sponsored or funded by federal, state or local governments or upon conviction of a criminal offense that falls within 42 U.S.C. §1320a-7(a).  Consultant agrees to immediately notify UHS of any event that would render Consultant ineligible to perform Services.

2.                                      Compensation.  In consideration for Consultant’s Services, Consultant will be paid the amounts set forth in Exhibit A within the time frames specified.

3.                                      Term.  This Agreement begins February 7, 2015 (“Effective Date”) and continues in effect until either party provides the other party written notice of such party’s intent to terminate this Agreement for any or no reason with no further obligation to the other party.

4.                                      Relationship with UHS.  Any Services that Consultant performs are performed in Consultant’s capacity as an independent Consultant.  All income, employment and other similar taxes required to be withheld and/or paid with respect to all Services will be timely paid by Consultant directly to the appropriate governmental agency.  Consultant will not be entitled to participate in any benefits plans or arrangements sponsored or administered by UHS for its employees.

5.                                      Incorporation By Reference of Amended and Restated Employment Agreement.  The parties entered into an Amended and Restated Employment Agreement dated December 31, 2008 (the “Employment Agreement”).  To the extent rights and/or obligations under the Employment Agreement survive notwithstanding the expiration or termination of the Term  of such Employment Agreement, the Employment Agreement is incorporated by reference into this Agreement.

6.                                      Entire Agreement; Modification; Assignment.  This Agreement, including the Exhibit, and the Employment Agreement, constitutes the entire agreement between the parties with respect to its subject matter.  The Agreement cannot be modified without the other party’s written consent.  To the extent any terms of the Exhibit are inconsistent with any terms of the main body of the Agreement, the terms of the Exhibit will control.   The provisions of this Agreement may be changed only by a written agreement signed by the parties.  No oral agreement or conversation between any officer, agent or employee of UHS and Consultant, before or after the execution of this Agreement, will affect, alter or modify the Agreement.  This Agreement is assignable by UHS to one or more of its affiliates, or to a successor or assignee of the business to which this Agreement relates.  Otherwise, this Agreement is not assignable by either party without the prior express written consent of the other party.

7.                                      No Waiver of Rights.  No failure or delay by Consultant or UHS in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or future exercise of any right, power or privilege hereunder.

8.                                      Governing Law.  The provisions of this Agreement will be construed and enforced in accordance with the law of the State of Minnesota, without regard to its choice of law rules.  Venue for any legal proceedings will be exclusively in Hennepin County, Minnesota.

9.                                      Notices.  All notices required or permitted to be given hereunder will be in writing and will be delivered by hand, sent by facsimile or sent postage prepaid by registered, certified or express mail or by reputable overnight courier service and will be deemed given when so delivered by hand or facsimile or, if mailed, three days after mailing (one business day in case of express mail or overnight courier service), using the addresses given in the signature blocks or as updated by proper notice and directed to the attention of the signatory to this Agreement.

10.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

ACCEPTED AND AGREED TO:

Gary D. Blackford	Universal Hospital Services, Inc.
15170 Boulder Point Road	6625 West 78th Street, Suite 300
Eden Prairie, MN 55347	Minneapolis, MN 55439

By:	By:

Name:	Name:

Title:	Title:

2

EXHIBIT A

SERVICES AND COMPENSATION

Services provided by Consultant may include the activities described in the Employment Agreement, including without limitation Section 12 of the Employment Agreement, and other projects and/or duties as mutually agreed to by the parties.

Consultant will devote attention and time to the performance of Services as mutually agreed upon from time to time by the parties.

For the Services described, Consultant will be paid $2,000 per day.  UHS will pay Consultant the amount due within 45 days of receipt of the invoice, sending payment to the address given in the signature block to the Agreement.

UHS will reimburse Consultant for necessary expenses at Consultant’s cost provided such expenses are itemized on the invoice, submitted with supporting receipts attached and reasonable (not luxury or first-class) in amount.